EXHIBIT 99.1

Question from Shareholder:

1-19-17

Hi Les,

I have been a shareholder for the past year and eagerly awaiting the data for the Ph3 trials.

In the Dec 8 press release, it is mentioned that there will be an update in two weeks. Can you please let me know if there is a tentative date by which we would get an update?

Thanks

Response from the Company:

Dear XXXXXXXXX,

The further trial update includes information which comes from the independent CRO and independent imaging company on a blinded basis. We received some but not all of this information before activity shut down for the holidays. Unfortunately, we were not able to wrap up right after the holidays as key management involved in the process was out with a major case of the flu for several weeks, from New Year’s until late last week. Our team is now getting back into operation. We will be working on the further trial update this week, and hope to be ready with an announcement soon.

Thanks so much for your continued interest and concern.